As filed with the Securities and Exchange Commission on May 11, 2001. Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

__________

CenturyTel, Inc.
(Exact name of registrant as specified in its charter)

Louisiana (State or other jurisdiction of incorporation or organization)	72-0651161 (I.R.S. Employer Identification No.)

100 CenturyTel Drive Monroe, Louisiana 71203 (Address, including zip code, of Principal Executive Offices)

 CenturyTel 2001 Employee Stock Purchase Plan
(Full title of the plan)

__________

Harvey P. Perry
Executive Vice President, Chief Administrative Officer,
General Counsel and Secretary
CenturyTel, Inc.
100 CenturyTel Drive
Monroe, Louisiana 71203
(318) 388-9000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Margaret F. Murphy
Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P.
201 St. Charles Avenue
New Orleans, Louisiana 70170-5100

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $1 par value per share	5,000,000 Shares	$27.49(2)	$137,450,000(2)	$34,362.50(2)
Preference Share Purchase Rights	5,000,000 Rights	- (3)	- (3)	- (3)

(1) Upon a future stock split, stock dividend or similar transaction involving Common Stock of the Company and during the effectiveness of this Registration Statement, the number of securities registered shall be automatically increased to cover the additional securities in accordance with Rule 416(a) under the Securities Act of 1933.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low price per share of the Common Stock on the Composite Tape for New York Stock Exchange-Listed Stocks on May 9, 2001.

(3) Preference Share Purchase Rights are attached to and trade with the Common Stock of the Company. The value attributable to such Rights, if any, is reflected in the market price of such Common Stock. Because no separate consideration is paid for such Rights, the registration fee for such securities is included in the fee for such Common Stock.

PART I

Not Applicable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

            The following documents, which have been filed by CenturyTel, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference:

            (a)    The Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2000 filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act");

            (b)    The Quarterly Report on Form 10-Q of the Company for the quarter ended March 31, 2001 filed pursuant to Section 13 of the Exchange Act;

            (c)    The Current Report on Form 8-K of the Company dated January 30, 2001 and filed on February 7, 2001 pursuant to Section 13 of the Exchange Act;

            (d)    The Current Report on Form 8-K of the Company dated April 26, 2001 and filed May 10, 2001 pursuant to Section 13 of the Exchange Act;

            (e)    The description of the Common Stock of the Company included in Amendment No. 2 on Form 8-A/A to the Registration Statement on Form 8-A of the Company filed on November 19, 1999 under the Exchange Act relating to the Common Stock of the Company; and

            (f)    The description of the Preference Share Purchase Rights of the Company included in Amendment No. 1 on Form 8-A/A to the Registration Statement on Form 8-A of the Company filed on November 19, 1999 under the Exchange Act relating to the Preference Share Purchase Rights of the Company.

            All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.         Description of Securities.

            Not applicable.

Item 5.         Interests of Named Experts and Counsel.

            Not applicable.

Item 6.         Indemnification of Directors and Officers.

            Section 83 of the Louisiana Business Corporation Law provides in part that the Company may indemnify any of its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding to which he is or was a party or is threatened to be made a party (including any action by or in the right of the Company) if such action arises out of his acts on the Company's behalf, and he acted in good faith not opposed to the Companys best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Company has the power to obtain and maintain insurance, or to create a form of self-insurance, on behalf of any person who is or was acting for the Company, regardless of whether the Company has the legal authority to indemnify the insured person against such liability.

            Article II, Section 10 of the Company's by-laws (the "indemnification by-law") provides for mandatory indemnification for its current or former directors and officers to the fullest extent permitted by Louisiana law.

            The Company's Articles of Incorporation authorize the Company to enter into contracts with its directors and officers providing for indemnification to the fullest extent permitted by law. The Company has entered into indemnification contracts providing its directors and officers the procedural and substantive rights to indemnification currently set forth in the indemnification by-law ("indemnification contracts"). The right to indemnification provided by an indemnification contract applies to all covered claims, whether such claims arose before or after the effective date of the contract.

            The Company maintains an insurance policy covering the liability of its directors and officers for actions taken in their official capacity. The indemnification contracts provide that, to the extent insurance is reasonably available, the Company will maintain comparable insurance coverage for each contracting party as long as he serves as an officer or director and thereafter for so long as he is subject to possible personal liability for actions taken in such capacities. The indemnification contracts also provide that if the Company does not maintain comparable insurance, the Company will hold harmless and indemnify a contracting party to the full extent of the coverage that would otherwise have been provided for his benefit.

Item 7.             Exemption From Registration Claimed.

            Not applicable.

Item 8.             Exhibits.

5	Opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P.
23.1	Consent of KPMG LLP.
23.2	Consent of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. (included in Exhibit 5).

Item 9.             Undertakings.

            (a)    The undersigned registrant hereby undertakes:

                        (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                        (2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                        (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monroe, State of Louisiana, on May 10,2001.

CENTURYTEL, INC.
By: Glen F. Post, III Glen F. Post, III Vice Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

            KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Clarke M. Williams, Glen F. Post, III, and Harvey P. Perry, or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that such attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
Clarke M. Williams	Director and Chairman of the Board	May 10, 2001
/S GLEN F. POST, III Glen F. Post, III	Director, Vice Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	May 10, 2001
/S/ R. STEWART EWING, JR. R. Stewart Ewing, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 10, 2001
/S/ HARVEY P. PERRY Harvey P. Perry	Director, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary	May 10, 2001
/S/ WILLIAM R. BOLES, JR. William R. Boles, Jr.	Director	May 10, 2001
/S/ VIRGINIA BOULET Virginia Boulet	Director	May 10, 2001
/S/ ERNEST BUTLER, JR. Ernest Butler, Jr.	Director	May 10, 2001
/S/ CALVIN CZESCHIN Calvin Czeschin	Director	May 10, 2001
James B. Gardner	Director	May 10, 2001
/S/ W. BRUCE HANKS W. Bruce Hanks	Director	May 10, 2001
/S/ R.L. HARGROVE, JR. R.L. Hargrove, Jr.	Director	May 10, 2001
/S/ JOHNNY HEBERT Johnny Hebert	Director	May 10, 2001
/S/ F. EARL HOGAN F. Earl Hogan	Director	May 10, 2001
/S/ C.G. MELVILLE, JR. C.G. Melville, Jr.	Director	May 10, 2001
/S/ JIM D. REPPOND Jim D. Reppond	Director	May 10, 2001